CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-125643 of Wells Real Estate Investment Trust II, Inc. of our report dated August 20, 2008 related to the statement of certain operating expenses over revenues of the Lindbergh Center Buildings for the year ended December 31, 2007, appearing in the Supplement No. 10 dated August 21, 2008 to the Prospectus dated April 24, 2007 (the “Prospectus Supplement No. 10”), which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement No. 10.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia

August 21, 2008